Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the inclusion of our report dated June 23, 2005, relating to the Consolidated Financial Statements for Gold Standard, Inc. and subsidiaries as of October 31, 2004 and for the year then ended which is included in this 10-KSB Annual Report for the fiscal year ended October 31,
2005.   We also consent to the reference to us under the heading "experts" in such Form 10KSB. It should be noted that we have not audited any financial statements of the company subsequent to October 31, 2004.

/s/ Mayer Hoffman McCann P.C.


MAYER HOFFMAN MCCANN P.C.
Salt Lake City, Utah
February 14, 2006